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The following is a transcript of a portion of a question and answer session at Plantronics, Inc.’s (“Poly”) annual Sales Kickoff event held on May 17, 2022:

Q&A- Dave Shull, Carl Wiese and Alex Cho

Carl:

Thanks, Dave, for the comments more importantly, thanks for continue support of the sales organization. Alex, thanks for being here this morning. I know you had to do a very early arrival and I know you’re not busy at all, so you’re probably just looking for something to do at 4:30 in the morning. So I appreciate you decided to show up in Santa Cruz.

Dave:

Well, the good news is it’s the only time we had in our schedule. So it worked perfectly.

Carl:

That’s why we actually did this time because we knew there would be no conflicts at 4:30 in the morning. All right, Dave, I’m gonna start with you and you know, I love just softball questions.

Dave:

That’s your reputation, Carl

Carl:

Yeah, I know <laugh> . Number one question on everybody’s mind in the field is supply chain. Is it gonna get better?

Dave:

You know, it is getting better and I think the key thing is kind of, what’s getting better and what’s not getting better. So we’ve narrowed down the number of problems that we have so that there’s a few key vendors, and they’re tough. And as you said, very publicly to the team, this is not gonna get better in the first two quarters to be crystal clear. Where I’m encouraged in a strange sort of ways is the underpinnings of what we’ve built, the frameworks, the systems, the ability to, to translate the supply chain commitments to our customers in a way that’s tangible and credible. Cause that’s been a huge issue for us is getting better. I think we’ve gone from 30% accuracy to maybe 60%. It’s nowhere close to acceptable, but the team is working their backsides off, trying to make sure that we deliver on that. I would say the other thing I’ve seen as a team is the interaction between sales and supply chain is the best I’ve ever seen in the 18 months, 20 months that I’ve been here now. And to me, that’s gratifying, right? That teamwork, and in a tough environment where it’s be so easy to point fingers, you and Grant and the rest of the teams are working together in a way that is, uh, wonderful. And so I think that’s gonna make us an amazing machine as the macro supply chain environment starts to improve.

Carl:

Yep. I agree. And I do believe, and I said that Grant’s the right guy. He’s building the right team. It’s gonna get better. Alex. Thanks again for being here. I think one of the things I’d just like to start out with is just make sure people understand who HP is. It’s kinda size of scale, et cetera.

ALEX HP:

Sure. Maybe I can give you a quick summary. So HP is about a 60 billion dollar company and we have about 50,000 employees. We really, I look at it very simply, we have three main businesses. We have a printing business and most people are aware of our printers and printing. Uh, we have a personal systems business, which I’ll talk a little bit more about, but personal systems is our PC business. We have a services business, we have a peripherals business and the third is we have a 3D in industrial business and uh, together that makes up HP.

Carl:

Got it. Dave, back to you now for a question, uh, you were at ISE last week, you kind of talked about that in your comments, any observations overall from that two or three days you spent in Barcelona?

Dave :

Well, first of all, we had a good time. We, uh, had hundreds of people show up to one of our cocktail events, which was amazing. And so, you know, 2019, it felt so pre COVID. It was, it was wonderful and hopefully everyone stayed safe. Um, but the energy was good. And, I think I want to reiterate one point that you highlighted in your comments, which is get to the persona research right away. Right. We had big customers who have been buying for us for seven years and boy, their eyes lit up when I would ask a dumb question, which is, so have you looked at how you’re gonna return to the office and how do you kind of divvy up your employees and what are their roles gonna be? And then how do you match that to the rooms that you have? It’s like, oh yeah, I mean that intersection between people and space and technology, it sounds simple, but it’s really, really eye opening. And so that resonated across all the customer conversations we had.

Carl:

That’s great. Alex, going back to you in terms of, from an HP perspective, you know, as I’ve just kind of started to kinda listen more, watch more followed you guys on social media. I must admit in the last 60 to 90 days, a little bit more, one thing that kind of strikes me as the HP culture. I want you to describe a little bit, because what I find is a couple of things. Number one is, is we interact as part of the early days of integration people stay at HP for a long time. They must be something they like about it. But furthermore, it’s not just that. I see you guys a lot talking about diversity inclusion, ESG, it’s a pretty wide and deep culture. Can you talk about that?

ALEX HP:

Sure. Uh, we obviously have a lot of products. I mean, in personal systems we will ship over 70 million products. But what we’ve said is it’s not about products, it’s about people. We do all this innovation to enable people and how they work, how they live, many in education, increasingly how they play in our gaming business. And so first is recognizing that it’s not about the product, it’s about the people. And as we talk about people, we’ve had a long history of really focusing on culture. And it seems like the big fuzzy word, but I’ll tell you it’s very specific, it’s very concrete and very much is the center. Because what we believe is the highest probability we have to deliver great solutions for our customers and to our shareholders is by focusing on our people, because it’s people who activate innovation. They’re the ones who sell. They’re the ones who execute. So all three pillars of that strategy around delivering, creating and enabling great customer engagements happens with great people. So that’s why we’re focused on it. And it’s really around a broader vision for what we call sustainability. How do we make sure this is a better planet? We enable people and really think about the broader impact that we make as a company.

Carl:

I think it’s super important. I used to work for a CEO who said that, uh, culture eat strategy for lunch

<laugh>. And that’s how important it is from my perspective. So Dave, back to you. After 18 months at Poly. Observations you have about the company?

Dave:

You know, I came in, and uh, got some very blunt feedback from you, which I appreciated, you know, as I know your team always appreciates as well. And I think it was spot on, which is, there’s a massive opportunity here. And uh, you’ve been in this industry a lot longer than I have. This is a generational opportunity, right? and so I want the team to understand that we’re not saying that lightly, we’re saying that sort of, you know, at a speech level, we’re saying that in all seriousness. And I I’ve been gratified to see us move and really claim much, much bigger market share with some of these global 2000 accounts. Cuz to me, some of the early conversations I had with were with CIOs who knew our brand, right.? But then I asked kind of how much they spent with us and it was tiny. And so to see us kind of go into the millions of dollars with these big accounts has been really, really gratifying. And, and to me it’s an endorsement of the strategy and the opportunity. And again, the team kind of coming together.

Carl:

Yeah. Alex, uh, one thing I’d love to get your thoughts on is we know the reaction from the Poly employees about the announcement. If I turn it at the other direction, what’s been the HP employee reaction to the acquisition?

ALEX HP:

Very good. I gotta tell you, um, because we, it’s funny, I listen to everything you talk about it’s as if we were separated at birth <laugh> because your vision for owning the hybrid work environment, rooms and homes and everywhere in between, if you were in an HP meeting like this, we’d be talking about the same thing, we are talking about the same thing. A once in a generation pportunity, everything’s moving to the cloud, it’s about compute enabled room experiences, home experiences, owning hybrid. We obviously have a lot of compute resources and we see that your great leadership around video and voice and rooms. So we look at it as it’s probably the best reflection of win together. We can win together and maybe more importantly faster, cuz I really think we have a window of time to go after those rooms. And so if we can win together, faster, great cultures coming together and really innovating. I mean we wanna create great experiences together with you all. So there’s so much energy in that we just can’t wait to get started.

Carl:

The other thing I wanna do a quick follow up kind of on that answer, Alex, in your problem about culture is one thing I think probably the most important thing for me, uh, from an employee perspective is yes, there’s bigger opportunities, you’ve got more bulk, you’ve got more assets, et cetera. But the one thing that you said one time that really stuck with me, I really want to give our people more career opportunities. And we’ve been a little challenged in doing that candidly given our size and our issues. I think there’s just huge opportunities. I sit there and talk to people at HP and they’ve had 5, 6, 7 different kind of roles. You made a comment, you’re gonna hire 10,000 people next year. I want people to understand if you wanna stay in sales, you’re gonna have a great opportunity. But for those people who wanna do something different diversify for a couple years, there’s great opportunities there as well. I don’t know if you wanna talk about that.

ALEX HP:

I think that’s a great point. One of the key things that we wanted to make sure people knew was that this is great for our customers. Yes. This is great for our joint businesses. Yes. But this is also great for employees and career development is such a big focus for us. We are larger. We do serve many businesses. We have a lot of growth. We are hiring yes, uh, uh, 10,000 people in the next year. And I’ll tell you, like, my story is, I’ve been at HP now 27 years. <laugh>

Dave:

I think that was still recorded.

ALEX HP:

Yeah. 27 years. And it’s because you can do so many different things yeah. In different, uh, regions or theaters as you call them . Different businesses, different functions. You can scale, you can have new growth initiatives. I love that. I mean, it’s a great place to have a great career. So we’re very excited to bring some of those broader opportunities as well to the Poly team.

Carl:

Dave, here’s a question for you that, uh, make you probably a little uncomfortable. Um, we never get a chance to really look back and what if..a do over

Dave:

A do over

Carl

And just to be really frank, I’d just be curious in terms of, if you had a chance to do a do over, what would you do differently?

Dave:

Always listen to Carl

Carl:

<laugh> this guy is really smart. Did I say that <laugh>

Dave:

All joking aside two things actually that come to mind, right? One is October of 2020. You told me to get into the true wireless business. And there was a lot of resistance in the company, right, because that was consumer grade. That was the right decision. Right. And so we’re, we’re now playing catch up a little bit in the headset space and I want to acknowledge all the work from the sales team and the product team, but boy, I wish we gotten into that more quickly. Right. And, and the product that’s coming together, I’m excited about. And we’ll I know we’ll talk more about it.

Number two is I think I moved really darn quickly when I first came in, boy, I wish I’d moved even more quickly. Right. And it sounds cheap. But once you have a sense that there’s a decision to be made, whether it’s organizational or product or vision, sleep on it for three days and make the decision to move on. And so I don’t regret the speed. I wish I had moved even more quickly. Right. And so I guess for me that sense of urgency, if we can get that into the sales team and into the account teams, by empowering them and we’re all making decisions. And if we make a mistake, as Christian Horner said, we learned, don’t make the mistake twice, but let’s get some acceleration and velocity here. I think it’ll go a long way.

Carl:

Alex, just, uh, as we start to wrap up just any closing thoughts or comments for the Poly sales team.

ALEX HP:

So I won’t share with you a Mulligan story, I guess, but, uh, <laugh> maybe, maybe one Mulligan is we would’ve done this earlier. I mean, seriously. The opportunity is so tangible. It’s right in front of us. We can go do this and that stands out. Secondly, is I have to tell you, I am very excited about what this means for innovation, because at the end of the day, it’s about great product experiences. I love the focus that I heard. I, you know what, as an aside, you’re a big number four, like four things. I’m a big number three. So I want to give you my three, but I love the focus on experiences because at the end of the day, we’re not a gear shop. HP’s not a gear shop. It’s about experiences. And I listen to your leadership. It’s around delivering experiences. I love the focus on personas and people. Because it’s about enabling use cases and workflow and the environment that customers are in which I love. And then third is just to focus on execution global 2000 supply chain, everything day to day. We’re so focused on that we can’t wait again to get started to work, um, in earnest really together to win together.

Carl:

Great. Thanks Alex. Dave, last few comments or words. Thoughts for the sales team.

Dave:

I’ve had a chance to meet a lot of them, um, face to face now, especially the last two weeks, right? Whether it was on the east coast, New York, here or ISE. ‘ll be in Asia by the way in September. That’s the plan. So I’m looking forward to meeting a lot of the AsiaPac team. I think the, the energy, the enthusiasm, despite the difficulties to me that is that’s remarkable. And to me, that’s what gets me excited about this team is a desire to win through adversity and the perseverance. And so a huge thank you to the team and to you, Carl, for your leadership and looking forward to this, this is gonna be fun.

Carl:

Great. Alex, thanks so much for once again, taking time. I couldn’t thank you enough. Dave, thanks for being supportive of the sales organization. We couldn’t ask for more. You’ve never said no. When we came to you with a proposition. Uh, so I keep doing that. <laugh> Alex said it was fine for you to do.

Dave:

Okay, Okay. <laugh> As long as the revenue’s there, we’re there. <laugh>

Carl:

So team hope you enjoyed the first couple hours. Great. kickoff of the day. We’re gonna take a few minute break. We’re gonna come back and guess what? We’re gonna have a great story. You’re hear Chris Moss and Jen Adams talk about persona research. You’re gonna hear them talk about, um, you know, the hybrid work message you’ll hear from the best person you can deliver in the company. You’ll get more out of it. Take a quick break while we’ll be back you in just a few minutes.

The following is a transcript of a portion of the remarks of Poly’s CEO at Poly’s annual Sales Kickoff event held on May 17, 2022.

Transcript: Dave Shull:

HP and Poly. There’s only so much I can say as I mentioned before in the all hands, because we’re both public companies, but I wanna reiterate one thing. This strategy that I just outlined is something we’ve started talking about publicly over the last couple quarters. The alignment of this strategy with HP is critical to why this deal is happening. HP shares the same vision of making sure that we own the future of work together. HP has a vision for growth for Poly. HP has said publicly that they wanna do 15% growth year over year, over year for Poly in the next couple years. Of course they wanna do it more profitably, but HP is all about growth and the growth opportunity in this return to hybrid work. And so that’s, what’s driving this business. What that means for you all? Sales is critical. Your understanding of the channel, your contact with our global 2000 customers, your capabilities of executing these high end design efforts around the return to hybrid working personas is exactly what HP is looking for. And so I think this is gonna be an amazing opportunity for our sales team. And I’m very, very excited about the possibility of scale and growth here for all of us.

We’ve talked, HP has said, but I’ve also said that the people are really the heart of the transaction. And I believe that that’s really, really true. HP has 50,000 employees that hire many, many thousands of employees every single year. But again, it’s the channel. It’s your understanding of the customers. It’s your relationships with the customers. It’s your understanding of the solutions that we sell is really, really critical to what they’re buying here. So I’m excited about the possibility for all a Poly’s team as we move into this transaction.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the proposed acquisition of Plantronics, Inc. (“Poly”) (the “Transaction”), including the expected timing of the closing of the Transaction; the anticipated benefits of the Transaction and other considerations taken into account by Poly’s Board of Directors in approving the Transaction; and expectations for Poly prior to and following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Poly’s assumptions prove incorrect, Poly’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied on a timely basis or at all, including the risk that the required approval from Poly’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction; possible disruption related to the Transaction to Poly’s current plans and operations, including through the loss of employees, customers and business partners; economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, supply chain disruptions, or the military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting Poly’s business, operations and financial performance; the failure to realize anticipated benefits of the Transaction when expected or at all; and other risks and uncertainties detailed in the periodic reports that Poly files with the Securities and Exchange Commission (the “SEC”), including Poly’s Annual Report on Form 10-K filed with the SEC on May 18, 2021, and Quarterly Reports on Form 10-Q filed with the SEC on July 30, 2021, October 28, 2021 and February 8, 2022, each of which may be obtained on the investor relations section of Poly’s website (https://investor.poly.com). All forward-looking statements in this communication are based on information available to Poly as of the date of this communication, and Poly does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.